Exhibit 3.4

LIMITED LIABILITY COMPANY AGREEMENT

OF

NEW ALBERTO-CULVER LLC

This Limited Liability Company Agreement (this “Agreement”) of New Alberto-Culver LLC, a Delaware limited liability company (the “Company”) is entered into by Alberto-Culver Company, as the Member (the “Member”).

WHEREAS, on January 30, 1961, New Aristotle Company, a Delaware corporation formerly known as Alberto-Culver Company (the “Corporation”), was incorporated pursuant to the General Corporation Law of the State of Delaware (8 Del. C. § 101, et seq.) (the “DGCL”);

WHEREAS, pursuant to the Investment Agreement, dated as of June 19, 2006, as amended (the “Investment Agreement”), among the Corporation and other parties thereto, the Corporation agreed to be converted into a limited liability company;

WHEREAS, the board of directors and the stockholders of the Corporation have approved the conversion of the Corporation to the Company (the “Conversion”) pursuant to Section 266 of the DGCL and Section 18-214 of the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.) (as amended from time to time, the “Act”);

WHEREAS, on the date of this Agreement, the Conversion became effective.

NOW, THEREFORE, it is hereby agreed as follows:

1. Conversion. Effective as of the time of the Conversion, (i) the Certificate of Incorporation of the Corporation and the By-Laws of the Corporation, each in effect on the date hereof, are replaced and superseded in their entirety by the Certificate of Formation and this Agreement in respect of all periods beginning on or after the Conversion, (ii) all of the shares of capital stock in the Corporation issued and outstanding immediately prior to the Conversion are converted to all the limited liability company interests in the Company, and the sole stockholder of the Corporation immediately prior to the Conversion is automatically admitted to the Company as the Member, (iii) all certificates evidencing shares of capital stock in the Corporation issued by the Corporation and outstanding immediately prior to the Conversion shall be surrendered to the Company and shall be cancelled on the books and records of the Corporation, (iv) the officers of the Corporation immediately prior to the Conversion shall be the officers of the Company following the Conversion until their successors are duly chosen and qualified and (v) the directors of the Corporation immediately prior to the Conversion shall be the Managers of the Company following the Conversion until their successors are duly chosen and qualified.

2. Ratification of Prior Actions. Without in any way limiting the generality of anything contained in this Agreement, the execution, delivery and performance by the Company of each of the Transactions (as defined in the Investment Agreement), including the Debt Financing (as defined therein), and any documents or instruments in connection therewith are hereby authorized, ratified and approved in all respects and the Officers of the Company are hereby authorized to execute deliver and perform the Transactions and any documents or instruments in connection therewith.

3. Name. The name of the limited liability company formed hereby is New Alberto-Culver LLC.

4. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

5. Term. The term of the Company commences on the date the Certificate of Conversion and Certificate of Formation are filed in the office of the Secretary of State of the State of Delaware and shall continue until the Company is dissolved pursuant to the provisions of Section 22 of this Agreement.

6. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to do such things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

7. Principal Business Office. The principal business office of the Company shall be located at such location as may hereafter be determined by the Managers.

8. Registered Office. The LLC’s registered office in Delaware is at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

9. Registered Agent. The name and address of the agent for service of process of the LLC in Delaware is The Corporation Trust Company, c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

10. Member. The name and the mailing address of the initial Member is set forth on Schedule A attached hereto. Any Member of the Company is referred to as a “Member.”

11. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

12. Capital Contributions. The Member is not required to make any additional capital contributions to the Company. However, the Member may make additional capital contributions to the Company at any time in its sole discretion. The provisions of this Agreement, including this Section 12, are intended solely to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and no Member shall have any duty or obligation to any creditor of the Company to make any contribution to the Company.

13. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated solely to the Member.

14. Distributions.

a. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Managers. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

b. Upon the terms and subject to the conditions set forth in the Investment Agreement, subject to applicable law, immediately following the transactions contemplated by Section 3.1(b) of the Investment Agreement, the Company shall distribute to the Member (which at such time will be Sally Beauty Holdings, Inc.) all of the limited liability company interests of Sally Holdings LLC.

15. Management. In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Managers (the “Managers”). The Managers shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. Each Manager shall have one vote on every matter to be acted upon by the Managers. Action by the Managers shall require the affirmative vote or consent of at least a majority of the Managers, unless otherwise required by the Act.

16. Officers. The Managers may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Managers decide otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 16 may be revoked at any time by the Managers. The officers serving on behalf of the Corporation immediately prior to the Conversion shall continue as the Officers of the Company upon the effectiveness of the Conversion, holding the same positions as they held immediately prior to the conversion until their successors are duly elected and qualified.

17. Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

18. Exculpation and Indemnification. No Member, Manager or Officer shall be liable to the Company, or any other person or entity who has an interest in the Company, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member, Manager or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Manager or Officer by this Agreement, except that a Member, Manager or Officer shall be liable for any such loss, damage or claim incurred by reason of such Member’s, Manager’s or Officer’s willful misconduct. To the fullest extent permitted by applicable law, a Member, Manager or Officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member, Manager or Officer by reason of any act or omission performed or omitted by such Member, Manager or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer by this Agreement, except that no Member, Manager or Officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member, Manager or Officer by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 18 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

19. Assignments. A Member may assign in whole or in part its limited liability company interest with the written consent of all other Members, if any. If a Member transfers all of its interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

20. Resignation. The Member may only resign from the Company if it has transferred all of its interest in the Company to another person or entity. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

21. Dissolution. The retirement, resignation, expulsion, bankruptcy or dissolution of the Member or the occurrence of any other event that terminates the continued membership of the Member in the Company under the Act shall not, in and of itself, cause the dissolution of the Company.

22. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.

23. Certificates. The Company shall have limited liability company interests evidenced by a certificate in the form attached as Annex A (a “Certificate”). The Company shall issue to the Member a Certificate to evidence its limited liability company interest. Such Certificate shall be signed by an Officer of the Company, which signature may be a facsimile thereof. In case the Officer of the Company who has signed or whose facsimile signature has been placed on such Certificate shall have ceased to be an Officer of the Company before such Certificate is issued, it may be issued by the Company with the same effect as if such person were an Officer of the Company at the time of its issue.

24. Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

25. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

26. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

27. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

28. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the 16th day of November 2006.

ALBERTO-CULVER COMPANY

/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Title:	Senior Vice President, General Counsel and Secretary

Schedule A

to Limited Liability Company Agreement

Following Alberto-Culver Contribution

Name	Mailing Address	Percentage Interest
Alberto-Culver Company	2525 Armitage Avenue Melrose Park, Illinois 60160	100%

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